As filed with the Securities and Exchange Commission on January 17, 2006
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                         -------------------------------

                             CASH TECHNOLOGIES, INC.
               (Exact name of Registrant as specified in charter)

                Delaware                                   95-4558331
      (State or other jurisdiction                      (I.R.S. Employer
    of incorporation or organization)                Identification Number)

                              1434 West 11th Street
                          Los Angeles, California 90015
                                 (213) 745-2000
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

         Consulting Fee Compensation Agreement, dated September 15, 2005
                            (Full Title of the Plan)

                                  Bruce Korman
                      President and Chief Executive Officer
              1434 West 11th Street, Los Angeles, California 90015
                                 (213) 745-2000
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                         -------------------------------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                          Proposed Maximum       Proposed Maximum       Amount of
                                        Amount to be       Offering Price       Aggregate Offering     Registration
Title of Securities to be Registered     Registered          per Share                Price                Fee
------------------------------------- ----------------- --------------------- ----------------------- ---------------
Common Stock, $.01 par value              183,000(1)           $1.37(1)             $250,000                $26.75
---------------------------------------------------------------------------------------------------------------------
TOTAL                                     183,000              $1.37                $250,000                $26.75
---------------------------------------------------------------------------------------------------------------------

(1) The registration fee for shares of these outstanding shares of Common Stock that were issued to Mr. Kazim A. Baygan under the Consulting Fee Compensation Agreement was calculated pursuant to Rule 457(h) using the prices at which such shares were issued.

================================================================================

                                EXPLANATORY NOTE

In accordance with General Instruction C of Form S-8, this Registration Statement includes a prospectus meeting the requirements of Part I of Form S-3 relating to the offer and sale by the named selling stockholder of 183,000 restricted shares of common stock of Cash Technologies, Inc.

                               P R O S P E C T U S

                                 183,000 Shares

                             CASH TECHNOLOGIES, INC.

                                  COMMON STOCK

      The selling stockholder is offering up to 183,000 shares of common stock of Cash Technologies, Inc. We will not receive any proceeds from the sale of the shares by the selling stockholder.

      Our common stock is listed on the American Stock Exchange under the symbol "TQ." On January 10, 2006, the closing sale price of the common stock as reported by the American Stock Exchange $0.84.

      We will pay all of the expenses of this offering other than any fees, commissions, discounts and transfer taxes attributable to the sale of the shares.

      The shares may be sold from time to time by the selling stockholder, or by his transferee. We are informed that no underwriting arrangements have been entered into by the selling stockholder, and that the shares may be sold in one or more transactions on the American Stock Exchange, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with such sales. The selling stockholder and intermediaries through whom shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933 with respect to the shares.

      Please see "Risk Factors" beginning on page five (5) to read about certain important factors you should consider before buying shares of common stock.

      These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is January 17, 2006.

                               PROSPECTUS SUMMARY

      The following summary sets forth certain pertinent facts and highlights from information contained in the our annual report on Form 10-KSB for the fiscal year ended May 31, 2005 and our quarterly reports on Form 10-QSB for the quarters ended November 30, 2004, February 28, 2005, and August 31, 2005, respectively, that are incorporated by reference into this prospectus.

                                   THE COMPANY

Introduction

      Cash Technologies, Inc., is a Delaware corporation, incorporated in August 1995. Unless the context otherwise requires, references herein to "we," "our" or "Cash Tech" refers to Cash Technologies, Inc., and its wholly-owned and majority-owned subsidiaries National Cash Processors, Inc., a Delaware corporation; CoinBank Automated Systems, Inc., a Delaware corporation; CoinBank Automation Handels GmbH, organized operating in Salzburg, Austria: Cintelia Systems Inc., a Delaware corporation: CT Holdings, LLC., a Delaware corporation of which we own 86.65%: Heuristic Technologies, Inc., a Delaware company, formed in May, 2004, to engage in healthcare data processing and debit card issuance: and TAP Holdings, LLC (dba Tomco Auto Products), of which we own 89%, formed in November, 2004 to acquire certain assets and assume certain liabilities of Tomco Auto Products, Inc. Our address is 1434 West 11th Street, Los Angeles, California 90015. Our telephone number is (213) 745-2000.

      We are currently engaged in three principal lines of business, namely, data processing (including healthcare data processing and financial data processing), the sale of CoinBank machines and the manufacturing of auto products. In 1995, we began our development of CoinBank self-service coin counting machines, distributed through our CoinBank Automated Systems, Inc. subsidiary. An outgrowth of our CoinBank counting machine business was our development, commenced in 1996, of an enhanced version of an automated teller machine that was designated the ATM-X(TM). The ATM-X was designed to provide a range of services not typically offered by ATMs, such as electronic bill payment, instant activated phone cards, event ticketing and others. As development efforts proceeded with the ATM-X machines, we discovered a significant market demand for such a product and the need to create a robust transaction processing system that could link the new ATMs with the worldwide financial networks in order to provide these new services to ATMs, kiosks and PCs.

      As a result of our view of the need for a transaction processing system, in December of 1997, we filed a patent application describing its transaction processing and networking technologies, which resulted in the issuance of patent; number 6,308,887, by the U.S. Patent and Trademark Office on October 30, 2001. The technology, which was later named EMMA (E-commerce Message Management Architecture), allows for the seamless integration of conventional ATM and credit card networks with non-bank networks and the Internet. The explosion of Internet e-commerce and the need to automate manual financial services transactions has created, in management's opinion, a demand for EMMA's unique capabilities to provide advanced financial services on ATMs, point-of-sale, or POS, terminals and wireless devices.

      Designed from the ground up to work in the institutional transaction processing environment, EMMA is robust, scaleable and reliable, expandable as needed to meet larger transaction flows as market demand for such advanced financial services increases.

      In June 2002 we formed a subsidiary named CT Holdings, LLC to develop, market and implement EMMA-based banking applications. CT Holdings, LLC is presently marketing BONUS(TM), a suite of self-service electronic banking services, including automated check cashing, to the marketplace. The BONUS software allows automated check cashing at bank or retail locations using advanced ATMs. Powered by our EMMA software, BONUS uses third party owned proprietary optical character recognition (OCR), biometric identification and a sophisticated risk analysis engine to establish a user's identity and authorize checks. CT Holdings has been independently financed, receiving $445,000 from investors for 13.35% of the company. Cash Technologies owns the remaining 86.65%.

HEURISTIC TECHNOLOGIES, INC.

      In August 2004, we expanded our data processing initiatives by hiring two senior executives with extensive experience in healthcare data processing and debit/credit cards to operate our Heuristic Technologies, Inc. subsidiary. Heuristic has recently launched a line of products to improve the processing of healthcare insurance claims and it has begun marketing a debit card product that targets the employee benefits, payroll and underserved market segments. Heuristic's products include:

      o Pro837, is a software product that can be implemented by both health care providers and insurers. For providers, Pro837 dramatically improves the rate of payment of medical insurance claims by identifying defects in the claims that would prevent payment. Thus resulting in decreased accounts receivables, receivables days outstanding and overhead. When employed by insurers and other payers, Pro837 automatically filters defective claims that would otherwise be handled manually at significantly greater expense, thereby reducing overhead while improving service to the provider community. We believe that Pro837 represents a breakthrough in medical data processing that can, over time, achieve an improvement in the healthcare industry in the United States. When Pro837 is combined with Heuristic's ProIdentify and ProClaimSubmit products, the result is a robust medical insurance processing suite. Pro837 includes software developed by ClaimRemedi, Inc., from whom Heuristic obtained an eight year exclusive license in February, 2005. The ClaimRemedi platform currently processes more than one million medical insurance claims per month (from which Heuristic does not receive any revenue).

      o ProIdentify, is a software product marketed to the medical community that allows determination of a patient's insurance eligibility status in real time.

      o ProClaimSubmit, is an "all-payer" insurance claims clearinghouse operated through us that permits health care providers to submit their claims to virtually any insurer in the U.S. through a single internet connection to Heuristic. ProIdentify and ProClaimSubmit utilize the network services of Affiliated Computer Services, Inc., a major U.S. healthcare data processor, with whom Heuristic established a strategic marketing relationship in June, 2005. As of date of this prospectus, contracts with Heuristic customers for these products, when installation is completed, are expected to result in up to 330,000 claim transactions per month.

      o A stored-value MasterCard debit card suited for the unbanked, sub-prime or underage markets as well as for corporate payments, loyalty programs, membership clubs and other applications. In addition to allowing typical credit-card type purchases and ATM withdrawals, the Card acts as a virtual bank account, permitting direct deposits and electronic bill payments. Unlike credit cards, stored-value cards are prepaid; i.e. they can be used only for purchases or withdrawals up to the amount previously loaded onto the card. Since no credit underwriting is required; persons without a bank account or with poor credit can obtain one. Companies can use the Card as a way to distribute payroll to temporary or unbanked workers or to distribute tax-exempt medical and transportation benefits without issuing checks, parents can provide the Cards to teenagers to efficiently and safely manage a spending allowance, check cashers can distribute the Card to customers and load the Card with check cashing proceeds, etc. The cards is presently marketed under the names CashTech.Card and Papa Cash Card. Heuristic earns fees on every card transaction and upon issuance. The contracts signed with Papa Cash, Inc., a check cashing company, Nelson Burtnick Associates, Inc., a gift card distributor, and other pending opportunities are expected to result in significant card issuances over the next year.

      Future plans to integrate our EMMA software with Heuristic's various products are expected to significantly enhance those products. For stored-value cards, EMMA can add proprietary functionality to differentiate the cards from competitive offerings. For healthcare products, EMMA can integrate financial functions with health insurance processing to further improve efficiency in the healthcare industry.

TAP HOLDINGS, LLC

      TAP Holdings, LLC does business as Tomco Auto Products, which has a thirty year history as a leading provider of remanufactured fuel system components. The Los Angeles-based company distributes its products through major auto products retailers throughout the U.S. such as NAPA, with 6,000 stores, CARQUEST, with 3,600 stores, O'Reilly Automotive, with more than 1,399 stores and numerous others. Tomco's three largest customers accounted for 77% of its 2005 sales.

      The remanufacturing business utilizes discarded carburetors, called "cores," in the manufacturing process Adequate core inventories are key to the business and Tomco's core inventory as of May 31, 2005 totaled $6,288,459 with 529,884 units on hand. Tomco receives most of its cores from its customers. Consumers return cores to the retailer and receives a discount on a remanufactured replacement unit. The retailers forward the cores to Tomco and receive credits toward product invoices. For the fiscal year ended May 31, 2005 Tomco shipped 73,536 remanufactured units.

Recent Events

      Subsequent to the fiscal quarter ended November 30, 2005, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, we sold 175,000 shares of common stock for gross proceeds of $175,000 to three previous shareholders and one accredited investor. We also issued 175,000 of our common stock purchase warrants with an exercise price of $2.00. All common stock purchase warrants have an exercise life of 5 years.

      On October 12, 2005, Mr. Robin Richards rejoined our Board of Directors. Mr. Richards is currently Chairman and CEO of Notification Technologies, Inc., a privately held company that provides school-to-parent communication services throughout the U.S. Previously, he was CEO of Vivendi Universal Net USA ("VUNet USA"), a subsidiary of Vivendi Universal. VUNet USA operated MP3.com, Inc., Flipside Network, Moviso, a leading wireless service provider and VUNet USA Technologies, a leading internet distribution infrastructure provider. Prior to his position at VUNet USA, Mr. Richards was the founding president, chief operating officer and a director of MP3.com, Inc., involved in all aspects of that company's historic impact on the internet and the music industry, its IPO and ultimate sale to Vivendi Universal. Additionally, Mr. Richards served as managing director of Tickets.com, Inc. and was founder and CEO of Lexi International, a tele-services and database management company. Mr. Richards served on the Board of Cash Technologies previously from 1999 through 2001.

                                  RISK FACTORS

      An investment in our common stock is subject to a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and business prospects could be materially and adversely affected. In such event, the trading price of our common stock would likely decline and you might lose all or part of your investment An investment in our shares is suitable only for those investors who can bear the risk of loss of their entire investment.

Risks Related to Our Financial Condition

We have limited revenues and a history of incurring losses, which has resulted in our independent accountants issuing opinions containing doubts about our ability to continue as a going concern.

      We have generated limited revenues since our inception, and, while we expect to generate significant revenues within the next fiscal year, there is no assurance that we will be successful. For the fiscal years ended May 31, 2004 and 2005, we had net sales of $80,616 and $5,718,886, respectively. Virtually all of our revenues for the fiscal year ended May 31, 2005 were derived from our TAP subsidiary, however TAP operations do not constitute the principal operations that we intend to conduct in the future. We intend to focus on the healthcare and financial data processing products which are marketed by our Heuristics Technologies subsidiary. This business has only recently begun marketing its products and, accordingly, generated less than $62,000 during the past fiscal year.

      Prior to the fiscal year ended May 31, 2005 we have incurred losses in each fiscal year since our inception. For the last two fiscal years ended May 31, 2004 and 2005, net income (losses) of $(4,382,532) and $3,655,760 respectively. Net income for the fiscal year ended May 31, 2005, was derived principally from our purchase of the Tomco assets in that year. Despite the profit generated during the last fiscal year, we have continued to generate operating losses, and while management believes that we will generate operating profits in the future, no assurance can be given. In its reports accompanying our audited financial statements for the fiscal years ended May 31, 2005 and 2004, our independent auditors included an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

We are unable to pay our current liabilities, and must rely on the continued forbearance of specific creditors to avoid bankruptcy.

      As of August 31, 2005 we had outstanding current liabilities of $9,316,566, of which approximately $472,975 is not being paid as agreed. Our creditors have, to date, agreed not to accelerate on these obligations and not to foreclose on our assets. However, should the creditors demand immediate repayment, we would have to raise the needed funds to satisfy the obligations, possibly on unsatisfactory terms or failing that, we would have to consider filing for bankruptcy protection.

We have an immediate need for capital and if we are unable to obtain the financing we need, our business may fail.

      As of August 31, 2005, Cash Tech had working capital of $1,803,913 and available cash of $136,767. Our capital requirements have been and will continue to be significant, and our cash requirements have exceeded cash flow from operations since inception. We are in immediate need of capital to continue to operate. We have been dependent on the proceeds of private placements of our debt and equity securities to satisfy our working capital requirements. We will be dependent upon the proceeds of future private placement offerings or other public offerings to fund development of the EMMA technology, our short-term working capital requirements, to fund certain marketing activities and to continue implementing our business strategy. There can be no assurance we will be able to raise necessary capital. To the extent that we incur indebtedness or issue debt securities, we will be subject to all of the risks associated with incurring indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. Any inability to obtain additional financing when needed could require us to significantly curtail, or possibly cease altogether, our operations. There can be no assurance that our lenders will not declare an event of default and demand immediate payment or seek to attach our assets, including our EMMA technology. As of November 30, 2005, we also owe $3,683,045 to General Electric Capital Corporation. In 2000, we entered into the first of several loan renewals with G.E. Capital, the most recent of which expired in November 2005. We believe based on discussions with G.E. that another renewal will soon be executed, however we have no current arrangement or capability to repay G.E. its principal.

Our assets serve as collateral for various loan obligations and therefore may not be available for distribution to stockholders in the event of liquidation.

      We have previously granted security interests in all of our assets to several lenders, including the holders of the notes in the principal and interest amount of $472,975 issued in a placement which was completed in January 2000, equipment liens in favor of General Electric Capital Corporation pursuant to a Master Security Agreement originally entered into in May 1997 and liens in favor of BFI Finance on all assets of TAP Holdings pursuant to a Loan and Security Agreement entered into in November 2004.

      The General Electric loan is secured by certain of our CoinBank machines. As of November 30, 2005, we were indebted to General Electric Capital Corporation in the amount of approximately $3,683,045 including interest. As a result of the aforementioned security interests, creditors would be entitled to collect upon the assets prior to any distribution being available to holders of our Common Stock or Preferred Stock.

      The BFI loan is a revolving accounts receivable credit facility secured by all of the business assets of TAP Holdings, LLC as well as a limited personal guaranty from TAP's chairman, who is not an employee of Cash Technologies. As of August 31, 2005 we owed BFI approximately $1,936,318 including interest. From time to time, due to fluctuations in Tomco's cash flow, TAP has requested funds from the BFI credit facility at advance rates higher than BFI's contract rate. To date BFI has funded all such requests but is under no obligation to do so. In the event that BFI refuses to fund such requests in the future, TAP could be adversely affected and might not be able to pay its obligations timely causing temporary or permanent disruption in the company's operations.

Any additional financing that we may obtain may substantially dilute the interests of our stockholders.

      To the extent that we obtain additional financing through the issuance of additional equity securities in the future, such issuance may involve substantial dilution to our then-existing stockholders.

We may not fully recover the carrying value of our CoinBank machines held for sale.

      We currently are holding for sale approximately 241 CoinBank machines, which have a carrying value of approximately $615,060 at November 30, 2005. We have taken an impairment charge in the fiscal year ended May 31, 2004 for the carrying value of our CoinBank machines. Impairment on coin machines was $154,140. The impairment was taken due to low inventory turnover for the coin machines. In future periods, additional impairment may be taken based on future sales of coin machines. If we conclude that such impairment exists, this could give rise to a substantial expense, which would increase our reported losses. For the fiscal year ended May 31, 2005, we sold eight (8) machines for $61,662. We continue attempting to identify parties interested in acquiring the remaining units, although we cannot guarantee we will continue to have sales or will obtain similar sales results.

Risks Related to Our TAP Holdings, LLC Business

TAP receives most of its sales from three customers.

      TAP is substantially dependent on just three customers: NAPA, O'Reilly Auto Parts and CARQUEST. These customers combined account for approximately 77% of TAP's revenue. The loss of any of these customers would have a material adverse affect on TAP's viability.

The market for TAP's products is shrinking.

      Approximately 98% of TAP's revenue for the 2005 fiscal year was from the sale of rebuilt carburetors. Sales of carburetors have and may continue to fluctuate or decline for two reasons. First, the availability of acceptable carburetor cores continues to shrink due to age or damage to used carburetors. Although TAP can manufacture new cores, but has thus far not made the necessary investment. Secondly, the amount of vehicles using carburetors continues to decline since the last domestic carbureted production vehicle was manufactured in 1988. TAP may be able to compensate for this decline by increasing its market share but there is no assurance that it can succeed in this effort. In 1998 Tomco began rebuilding diesel pumps which have a larger user base than does carburetors. The company also has plans to unveil new products in fiscal 2006 and has explored certain offshore markets for its products that may be lucrative. However, there is no assurance that any of these measures can offset the continual erosion in the size of the company's primary market.

TAP may not fully recover the carrying value of its core inventory.

      As of May 31, 2005 TAP had 529,884 cores on hand which have a carrying value of $6,288,459. In November 2004, at the time TAP's assets were purchased, an obsolescence reserve of $1,180,000 was established to cover potential inventory impairment due to low core inventory turnover. In future periods, additional impairment may be taken based on future carburetor sales. If TAP concludes that such impairment exists, this could give rise to a substantial expense and negatively impact Tomco's financial results.

Risks Related to our Heuristic Technologies Business

Competition in healthcare revenue management and prepaid debit card products is intense.

      Heuristic's healthcare products compete with products offered by companies that are larger, better known and better capitalized than Heuristic. Similarly, competition in the prepaid debit card market is intense and some competitors are larger and more established than Heuristic. Heuristic may not be able to successfully compete with these companies in which event Heuristic might have to withdraw one or more of its products which would have a material adverse effect on Heuristic and Cash Technologies.

Heuristic is liable for the loss or misuse of personal information.

      Heuristic and its affiliates have custody of, or come into contact with, various types of personal information about consumers, their medical records and financial transactions. The company has taken steps to safeguard such information and requires that its suppliers safeguard such information, however, in the event such safeguards fail to prevent the loss or misuse of personal information, Heuristic might be liable for any damages caused thereby.

Heuristic is substantially dependent on third parties for data processing and customer support.

      Most data processing and customer support for Heuristic's products is performed by third parties under various exclusive and non-exclusive contracts. This reduces infrastructure development costs and increases speed to market, however the failure of a third party to perform its duties or renew a service agreement could be materially detrimental to Heuristic's operations.

Data processing margins generally decline as products become more mature.

      Data processing products usually become "commoditized" as they mature, with a corresponding reduction in profit margins. This is caused by a number of factors, including: Increased competition forces lower prices; increased volumes create economies of scale which permit lower prices, software development costs are eventually fully amortized, etc. The result is that there is no assurance that Heuristic can generate enough growth in its sales to outpace these market forces.

Heuristic has liability for debit card losses.

      Under Heuristic's agreement with its card issuing bank, Heuristic has liability for losses caused by card fraud and misuse. These losses are predicted based on historical statistics and compensating reserves are maintained by the issuing bank, however in the event that these losses were to increase due to unexpected behavior of a particular card program or cardholder group, Heuristic would be adversely affected.

Risks Related to Our CoinBank Business

We are dependent on third-party marketers.

      The demand for our coin processing equipment is also subject to a high level of uncertainty. We do not intend to focus significant marketing efforts on the sale of our CoinBank machines but instead rely on third-party marketing organizations to sell the machines. The failure of our marketers to sell our machines would result in impairment costs for slow moving machine inventory.

We are dependent on third-party manufacturers.

      We are substantially dependent on the ability of the independent contractors we hire to build our CoinBank machines. We do not manufacture our CoinBank machines. The failure of our independent contractors to produce machines or machine components on a timely basis or at all would harm sales of CoinBank machines.

Risks Related to Our EMMA-Based Technology Businesses

Our products may not perform reliably.

      To date our deployment of EMMA-based products, such as the ATM-X and POS-X machines, has been extremely limited and we have derived no significant revenue from our EMMA-based applications. Thus we have insufficient information upon which we can base reliable predictions about the reliability of the technology. Although such systems and machines have performed reliably to date at their previous installations and in our laboratory, upon widespread commercial use they may not satisfactorily perform all of their intended functions or may not prove reliable in extensive utilization. Software and other technologies that are incorporated into our products are complex and may contain errors, which will only become apparent subsequent to widespread commercial use. Remedying such errors could require the expenditure of a substantial amount of money and could also result in significant delays in installing or selling our products, which could have a material adverse effect on us. We anticipate that we will continue to seek to upgrade and enhance both the hardware and software components of our products. Such upgrading and enhancement efforts remain subject to the risks inherent in new product development, including unanticipated technical or other problems, which could result in material delays in product commercialization or significantly increased costs.

Competing products and services could render our technologies obsolete.

      Our EMMA platform will compete with existing data processing systems and companies that may provide services similar to those offered by EMMA. Competitive technologies may render our products and services obsolete or less marketable.

Effective marketing of our EMMA technology requires a capital investment beyond the Company's current resources.

      In marketing our EMMA-based products and services, we are attempting to change the traditional methods by which people obtain certain financial services. Accordingly, the cost to effectively market such technology is significant and beyond the Company's current resources, limiting the exposure of EMMA-based applications to the marketplace at the present time. Achieving market acceptance for EMMA will require substantial marketing efforts and the expenditure of a significant amount of funds to inform various targeted customer groups of the perceived benefits and advantages of EMMA. If and when the Company can expend the needed resources to properly market its EMMA technology, the potential marketplace for such products may have diminished or been satisfied with competing products that obviate the need for EMMA. To date, we have not generated any revenue from our EMMA based technology.

If our EMMA Technology does not achieve market acceptance, its value will be severely diminished.

      The demand for EMMA-based services and our ability to deliver the technology is subject to a high level of uncertainty. If we do not realize market acceptance of these products, the technology will not be valuable to the Company and our investment in EMMA will be impaired.

Our limited marketing capabilities may hinder our growth.

      Since inception, we have conducted only limited marketing activities for our EMMA-based products and, in addition to limited capital resources, we currently have limited marketing and technical experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. Accordingly, our marketing efforts may not result in significant initial or continued market acceptance of such products and may not succeed in positioning EMMA as a preferred method of processing complex transactions.

The marketing of certain EMMA-based products is uncertain.

      Our PrISM product (Predictive Identification and Security Manager) incorporates biometric and risk assessment technologies originally developed to secure financial transactions on the EMMA platform, addressing the need for sophisticated personal identification at borders, airports and other locations. The Company has been focused on its other products and no significant marketing of PrISM has occurred to date. There can be no assurance that we will pursue this emerging market, or that we will be successful if marketing efforts are the perceived level of demand for these types of products will be as high as anticipated.

We are dependent on third-party manufacturers and on independent contractors, whose nonperformance could harm our business.

      We are substantially dependent on the ability of the independent contractors we hire to provide software engineering and support for our products. Any contractor that we utilize or may utilize may not have sufficient capacity to satisfy our needs during any period of sustained demand. The loss of services of independent contractors could disrupt our business. Furthermore, certain of our products access networks which are owned and operated by third parties. The failure or unavailability of these networks could have a material adverse effect on us.

We are subject to risks relating to our international installations and sales.

      We are seeking to deploy certain products, such as debit cards, EMMA-based systems and CoinBank machines outside of the United States. To the extent that we are able to expand our operations and sales outside of the United States, we will be subject to the risks associated with international operations and sales, including economic and political instability, currency fluctuations, credit risks, shipping delays, customs duties, export quotas, foreign government regulations and other trade restrictions, any of which could have a significant impact on our ability to operate effectively outside of the United States or to deliver such products overseas to customers on a competitive and timely basis.

Risks Related to Government Regulation and Patent and Licensing matters

Uncertainty of patent and trademark protection.

      Although we have been issued U.S. Patents with respect to our EMMA technology, there can be no assurance that these patents will afford us any meaningful protection. We intend to rely primarily on a combination of trade secrets, technical measures, copyright protection and nondisclosure agreements with our employees to establish and protect the ideas, concepts and documentation of software developed by us. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop such technology or obtain access to the software we have developed. Although we believe that our use of the software we developed and other software used in our operations does not infringe upon the rights of others, our use of the software we developed or such other software may infringe upon the patents or intellectual property rights of others. In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the software we developed or such other software or refrain from using such software. We may not have the necessary financial resources to defend any infringement claim made against us or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on us. Moreover, if the software we developed or any other software or hardware used in our business is deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us. We received United States trademark registration for the "CoinBank" name in September 1997. Although we are not aware of any claims of infringement or other challenges to our rights to use this trademark, there can be no assurance that our marks do not or will not infringe upon the proprietary rights of others or that our marks would be upheld if challenged.

Risks Related to Our Management

The success of our business also requires that we retain other qualified management personnel.

      Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that we will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel would have a material adverse effect on us.

Our directors and officers have limited personal liability.

      Our Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware law, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. In addition, our By-Laws require us to indemnify any of our directors, officers, employees or agents to the full extent permitted by Delaware law. As a result of such provisions in our Certificate of Incorporation and the By-Laws, securityholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties. This may reduce the likelihood of securityholders instituting derivative litigation against directors and officers and may discourage or deter securityholders from suing our directors, officers, employees and agents for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our securityholders.

We have been notified by the American Stock Exchange that our common stock may be delisted from AMEX.

      Our common stock is listed on American Stock Exchange ("AMEX"). When we began trading on the AMEX in 2000, the exchange granted us an exemption from its listing requirements in order for our common stock to be listed for trading as we were not in compliance with the criteria for continued listing. In November, 2003, at the request of AMEX, we submitted a plan to come into compliance with the continued listing requirements by April 20, 2005. On April 20, 2005 we submitted a report to AMEX stating that we believed that we had met the requirements of the exchange and had achieved the plan's objectives, including increasing shareholder equity to greater than $4 million as well as meeting various other requirements. AMEX subsequently confirmed our compliance with the listing requirements as of the date of the report, representing the first time since listing on the AMEX that the Company had achieved compliance with the continued listing standards. However, on October 31, 2005, we again received a notice from the AMEX that we were out of compliance with the continued listing standards of the AMEX. Specifically, as previously disclosed in our Form 10KSB filed September 9, 2005 and our Form 10QSB filed October 17, 2005, the Company does not currently meet the requirements of Section 1003(a)(iii) of the Company Guide (having shareholders' equity of less than $6 million following losses from continuing operations in its five most recent fiscal years). The Company had also disclosed its intent to submit a plan to Amex to meet these requirements. The October 31, 2005 notice from Amex established the dates for submission of the plan and for compliance. Amex also informed the Company that the Company was not in compliance with Section 1003(ii) of the Company Guide (having shareholders' equity of less than $4 million following losses from continuing operations in three out of its four most recent fiscal years), Section 921 of the Company Guide (failing to notify Amex in writing of the appointment of a new director that was publicly announced in the Company's October 18, 2005 press release) and Section 301 (issuing $600,000 of securities in an October 2005 private placement prior to applying for the listing of such securities and receiving notification from the Amex that the securities had been approved for listing). At this date, the Section 921 and Section 301 violations have been cured and the compliance plan to meet the required shareholder's equity has been submitted. Although we believe that our plan will satisfy AMEX, no assurance can be given that AMEX will find our plan acceptable or that if the plan is found to be acceptable, that we will be able to satisfactorily and timely carry out that plan. If our plan is not deemed satisfactory or we do not meet that plan, we could be delisted from AMEX. No assurance can be given that we will be able to meet or maintain the AMEX listing criteria in the future or that our progress will continue to be satisfactory to the AMEX.

If our common stock is delisted from the American Stock Exchange, we also are likely to be subject to the risks relating to penny stocks.

      Our common stock has not been traded above $5.00 in over five years. If our common stock were to be delisted from trading on the American Stock Exchange and the trading price of the common stock remained below $5.00 per share, trading in our common stock would be subject to the requirements of certain rules promulgated under the Exchange Act related to so-called penny stocks. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock and the ability of purchasers to sell our common stock in the secondary market.

The price of our common stock has been, and may continue to be, volatile.

      The market price of our common stock has fluctuated over a wide range, and it is likely that the price of our common stock will fluctuate in the future. Since January 1, 2004, the sale price for our common stock, as reported by the American Stock Exchange has fluctuated from a low of $0.60 to a high of $1.58 per share. The market price of our common stock could be impacted by a variety of factors, including:

      o announcements of technological innovations or new commercial products by us or our competitors

      o changes in government regulation and policies which may be undertaken with respect to security issues related to terrorism, privacy and other matters

      o developments in the patents or other proprietary rights owned or licensed by us or our competitors

      o matters related to our financial condition, including our ability to obtain necessary capital

      o     litigation affecting us or our products

      o     general market conditions in our industry

      In addition, the stock market continues to experience price and volume fluctuations. These fluctuations have especially affected the market price of many technology companies. Such fluctuations have often been unrelated to the operating performance of these companies. Nonetheless, these broad market fluctuations may negatively affect the market price of our common stock.

We have the discretion to issue additional shares of preferred stock with rights and preferences superior to those granted to holders of our common stock.

      Our Certificate of Incorporation authorizes our board of directors to issue up to 1,500,000 shares of preferred stock, from time to time, in one or more series. Our board of directors is authorized, without further approval of the securityholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of such stock could adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares being offered by the selling stockholder. We will pay all of the expenses of this offering other than any fees, commissions, discounts and transfer taxes attributable to the sale of the shares.

                               SELLING STOCKHOLDER

Selling Stockholder Table

      The following table sets forth certain information regarding the beneficial ownership of our common stock by the seller stockholder as of January 10, 2006. To our knowledge, the selling stockholder has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property laws. For purposes of the following table we have assumed that the selling stockholder will sell all the shares of our common stock being offered by means of this prospectus.

                                                 Shares                                     Shares
                                             Beneficially                                 Beneficially
                                            Owned Prior to                                Owned After
                  Name                         Offering       Percent   Shares Offered      Offering        Percent
------------------------------------------ ----------------- ---------- --------------- ----------------- ------------
Kazim A. Baygan.....................           183,000           *         183,000           - 0 -           - 0 -

______________
*Less than one percent.

      The information in the above table is as of the date of this prospectus. Information concerning the selling stockholder may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

Relationship with Selling stockholder

      Mr. Kazim A. Baygan is the President of Baytek Software Development, Inc. Mr. Baygan, individually, and Baytek Software Development, Inc. each have provided software programming, development and consulting services to us since 2001. The services provided by Mr. Baygan relate to our EMMA technology. As a result of the software development services that Mr. Baygan has been providing to us in his individual capacity, we owed Mr. Baygan consulting fees equal to $250,000. On September 15, 2005, Mr. Baygan and this company entered into that certain Consulting Fee Compensation Agreement, pursuant to which we agreed to issue to Mr. Baygan 183,000 shares as payment in full for his prior services. The 183,000 shares were issued on September 27, 2005. The closing trading price of our common stock on AMEX on September 15, 2005 was $0.97 per share.

      Other than as set forth above, the selling stockholder has not had any position, office or other material relationship with us or any of our affiliates within the past three years.

                              PLAN OF DISTRIBUTION

      The selling stockholder is offering for sale 183,000 shares of our common stock. The purpose of this prospectus is to permit the selling stockholder, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling security holder.

      We have registered the shares of common stock for sale on behalf of the selling stockholder. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

      o transactions on the American Stock Exchange or on any national securities exchange or U. S. interdealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

      o     in the over-the-counter market;

      o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

      o     in connection with short sales of the shares;

      o     by pledge to secure or in payment of debt and other obligations;

      o through the writing of options, whether the options are listed on an options exchange or otherwise;

      o in connection with the writing of non-traded and exchange traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

      o     through a combination of any of the above transactions.

      The selling stockholder and his successors, including his transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The selling stockholder also may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

      The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

      The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

      The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      We will pay substantially all of the expenses incurred by the selling stockholder incident to the registration of the common stock. Fees, commissions, discounts and transfer taxes, if any, attributable to the sale of the common stock will be borne by the selling stockholder.

      The selling stockholder have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of our common stock and activities of the selling securityholders.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with that act, file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information filed by us are available for inspection and copying at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC's Public Reference Room. The SEC also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov.

      We have filed with the SEC a registration statement under the Securities Act of 1933 for the common stock offered under this prospectus. The registration statement, including the exhibits to the registration statement, contains additional information about us and the common stock offered by this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. For further information about us and our common stock, you should review the registration statement and the exhibits filed with the registration statement.

                    INCORPORATION OF INFORMATION BY REFERENCE

      SEC rules permit us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that the selling stockholder sell all the common stock offered by this prospectus:

      o our Annual Report on Form 10-KSB, as amended, for the fiscal year ended May 31, 2005;

      o our Quarterly Report on Form 10-QSB for the quarter ended February 28, 2005;

      o our Quarterly Report on Form 10-QSB for the quarter ended August 31, 2005; and

      o the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 31, 2000.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Cash Technologies, Inc., 1434 West 11th Street, Los Angeles, California 90015, telephone (213) 745-2000, Attention:
Edmund King, Chief Financial Officer.

                                 LEGAL MATTERS

      The legality of the issuance of shares to the selling stockholder has been passed upon by Troy & Gould Professional Corporation, 1801 Century Park East, Suite 1600, Los Angeles, California 90067.

                                     EXPERTS

      VASQUEZ & Company, LLP, independent certified public accountants, have audited our consolidated financial statements for the fiscal years ended May 31, 2005 and 2004 to the extent and for the periods set forth in their report thereon, which contained an explanatory paragraph regarding the Company's ability to continue as a going concern and which is incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended May 31, 2005. Such financial statements are incorporated by reference herein in reliance upon VASQUEZ & Company, LLP's report given upon the authority of said firm as experts in auditing and accounting.

PART II       INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

      The following documents previously filed by Cash Technologies, Inc. with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

      (i) Our Annual Report on Form 10-KSB, as amended, for the fiscal year ended May 31, 2005;

      (ii)  Our Form 10-QSB for the quarter ended August 31, 2005;

      (iii) Current Reports on Form 8-K filed on November 4, 2005 and November 9, 2005, respectively, and

      (iv) The description of our common stock contained in our Registration Statement on Form 8-A filed March 31, 2000, including any amendment or report subsequently filed by us for the purpose of updating that description.

      All documents that we file with the Securities and Exchange Commission subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

      Not Applicable.

Item 5. Interests of Named Experts and Counsel

      Not Applicable.

Item 6. Indemnification of Directors and Officers

      The General Corporation Law of Delaware provides generally that a Delaware corporation such as Cash Technologies, Inc. may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

      Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law as described above for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes our Board of Directors to enter into an indemnification agreement with each officer and director.

      In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal monetary liability of our directors, except for breach of a director's fiduciary duty of loyalty to us or to our stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, for example, as an officer. As a result of the inclusion of such provisions, neither Cash Technologies, Inc. nor our stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Cash Technologies, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable.

Item 7. Exemption from Registration Claimed

      The shares described in the prospectus made part of this Registration Statement and being offered by the selling stockholder named therein were issued by Cash Technologies, Inc. pursuant to Section 4(2) of the Securities Act of 1933 in a transaction not involving a public offering. We issued the shares to the selling stockholder as payment for the software programming, development and consulting services he rendered to us. The selling stockholder was the only offeree and recipient of shares for this purpose, and there was no general solicitation regarding issuance of the shares.

Item 8. Exhibits

      See the Exhibit Index attached hereto which is incorporated by reference herein.

Item 9. Undertakings

      Cash Technologies, Inc. hereby undertakes:

      A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

            (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 17th day of January 2006.

                             CASH TECHNOLOGIES, INC.

                             By:/s/ Bruce Korman
                                 -----------------------------------------------
                                 Bruce Korman
                                 Chairman, President and Chief Executive Officer


      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below substitutes and appoints Bruce Korman as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                 Capacity                                   Date
---------                 --------                                   ----

/s/ Bruce Korman          Chairman, President and Chief         January 17, 2006
------------------------  Executive Officer
Bruce Korman

/s/ Edmund King           Chief Financial Officer,              January 17, 2006
------------------------  Secretary and Principal Accounting
Edmund King               Officer

/s/ Richard Miller        Director                              January 17, 2006
------------------------
Richard Miller

/s/ Kevin Walls           Director                              January 17, 2006
------------------------
Kevin Walls

                                  EXHIBIT INDEX

The following exhibits are filed herewith unless otherwise noted.

   Exhibit No.                     Exhibit Description
   -----------                     -------------------

      4.1 Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 (File No. 333-6436)).

      5.1 Opinion of Troy & Gould Professional Corporation as to the legality of shares issued to the selling stockholder and offered by means of the Prospectus made part of this Registration Statement.

      23.1  Consent of VASQUEZ & Company, LLP

      23.2  Consent of Troy & Gould Professional Corporation (contained in
            Exhibit 5).